Exhibit (a)(1)

FUNDAMENTAL CHANGE COMPANY NOTICE

COMPOSECURE HOLDINGS, L.L.C.

7.00% EXCHANGEABLE SENIOR NOTES DUE 2026

CUSIP Number 20459XAA9*
ISIN Number ISIN No. US20459XAA90*

Date of Notice: October 9, 2024

This Fundamental Change Company Notice (the “Notice”) is provided by CompoSecure Holdings, L.L.C. (the “Company”) pursuant to Section 15.01(c) of the Indenture, dated as of December 27, 2021 (the “Indenture”), by and among the Company, CompoSecure, Inc. (“Parent”) and U.S. Bank National Association, as trustee (the “Trustee”) relating to the Company’s 7.00% Exchangeable Senior Notes due 2026 (the “Notes”). Capitalized terms used in this notice, unless otherwise defined herein, have the meanings given to such terms in the Indenture.

The Notes were issued to a limited number of “qualified institutional buyers” (as defined in Rule 144A) in a private placement transaction under Section 4(a)(2) of the Securities Act of 1933, as amended.

A Fundamental Change (as defined in the Indenture) occurred effective September 19, 2024 as a result of the completion of the previously announced transactions pursuant to which, among other things, Resolute Compo Holdings LLC acquired from certain selling stockholders a number of shares of Parent’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), constituting a majority of the voting power of Parent’s Common Equity.

The Fundamental Change provisions of the Indenture provide a choice for the holder of each Note outstanding (each, a “Holder”) to:

1.	exchange the Notes for shares of Class A Common Stock, which trade on The Nasdaq Global Market under the symbol “CMPO” with a closing price of $14.14 as of October 8, 2024, at a temporarily increased Exchange Rate of 104.5199 shares per $1,000 principal amount of Notes until the close of business (5:00 p.m. New York City time) on November 27, 2024 and, thereafter at any time prior to the close of business on the Business Day immediately preceding the Maturity Date, at the existing exchange rate of 91.0972 (assuming no further adjustments to the Exchange Rate pursuant to the Indenture and as further described below under “Exchange Rights”);

2.	require the Company to repurchase (the “Fundamental Change Repurchase Right”) for cash all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on November 29, 2024 (the “Fundamental Change Repurchase Date”) at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (as further described below under “Repurchase Option”); or

3.	continue to hold the Notes.

* The CUSIP number is included solely for the convenience of the holders of Notes. Neither the Company nor the Trustee shall be responsible for the selection or use of the CUSIP number, nor is any representation made as to its correctness with respect to the Notes or as indicated in this Notice.

REPURCHASE OPTION

Pursuant to Section 15.01 of the Indenture, as a result of the Fundamental Change, each Holder shall, subject to certain conditions, have the right, by giving notice in compliance with DTC’s procedures for surrendering interests in Global Notes as stated herein, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on the Fundamental Change Repurchase Date, at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”).

Payment of the Fundamental Change Repurchase Price will be made in cash by the Paying Agent, from funds deposited with it by or on behalf of the Company, on the Fundamental Change Repurchase Date upon book-entry transfer of the Notes in compliance with DTC’s procedures as set forth below under “Manner of Repurchase”. On the Fundamental Change Repurchase Date, the Fundamental Change Repurchase Price will become due and payable on the portion of Notes submitted to the Company for repurchase, interest will cease to accrue on the portion of the principal amount of the Notes being repurchased, such Notes being repurchased will cease to be outstanding, and all other rights of the Holders with respect to such Notes will terminate (other than the right to receive payment of the Fundamental Change Repurchase Price), unless the Company defaults in making payment of the Fundamental Change Repurchase Price. If a Holder does not exercise its right to require the Company to repurchase all Notes owned by such Holder, then after the Fundamental Change Repurchase Date and upon surrender of the Notes as to which such right has been exercised, a new Note or Notes in principal amount at issuance equal to the portion of the Notes not submitted to the Company for repurchase shall be issued (or transferred by book-entry) upon cancellation of the original Notes.

Holders who deliver their Notes and a Fundamental Change Repurchase Notice (as defined below) to the Trustee and Paying Agent in compliance with DTC’s procedures for surrendering interests in Global Notes (as further described under “Manner Of Repurchase” below) and do not properly and validly withdraw such notice prior to the Withdrawal Date identified below are making an election to require the Company to repurchase all such Notes, and will not have the opportunity to exchange such Notes, including at the temporarily increased Exchange Rate of 104.5199 shares per $1,000 principal amount of Notes due to the occurrence of a Make-Whole Fundamental Change. See “Exchange Rights” below.

Each of the Company, Parent and their respective affiliates, including managers, executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right or a call or redemption of the Notes in accordance with their terms and conditions, from the date of this Notice until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Company, Parent and their respective affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes validly delivered for repurchase pursuant to the Fundamental Change Repurchase Right, the business and financial position of Parent and general economic and market conditions.

Holders of Notes should consider the following important deadlines in connection with this Notice:

Date	Calendar Date and Time	Event

Fundamental Change Expiration Date	Close of business (5:00 p.m. New York City time), on November 27, 2024	The last day upon which a Holder may elect to require the Company to repurchase its Notes.

Withdrawal Date	Close of business (5:00 p.m. New York City time), on November 27, 2024	The last day upon which a Holder may validly withdraw its election to require the Company to repurchase its Notes.

Fundamental Change Repurchase Date	November 29, 2024

The Company accepts all elections to require the repurchase of Notes validly delivered prior to 5:00 p.m. New York City time on the Expiration Date and not validly withdrawn. The Company notifies the Paying Agent that such elections and delivered Notes are accepted for repurchase and payment.

The Company deposits with the Paying Agent an amount of money sufficient to pay each electing and delivering Holder the Fundamental Change Repurchase Price.

The Paying Agent pays each electing Holder who has delivered the Notes prior to 5:00 p.m. New York City time on November 27, 2024 the Fundamental Change Repurchase Price in cash for all of the Notes properly and validly delivered (and not validly withdrawn) by such Holder.

The Company reserves the right to modify any of the dates above, subject to the terms of the Indenture and applicable law.

None of the Company, Parent, Trustee, Paying Agent or Exchange Agent make any recommendation as to whether Holders should elect to exchange, require the Company to repurchase, or continue to hold their Notes.

Manner Of Repurchase

All Notes are currently Global Notes. If you are the owner of a beneficial interest in the Notes through The Depository Trust Company (“DTC”) and you elect to submit your Notes for repurchase, you must, on or prior to 5:00 p.m. New York City time on November 27, 2024:

(i)	complete the appropriate instruction form pursuant to DTC’s book-entry program,

(ii)           deliver through DTC’s book-entry system your beneficial interest, together with an agent’s message transmitted by DTC to the Paying Agent, and

(iii)	follow any other required directions as instructed by DTC.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the Paying Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant submitting the Notes for repurchase, which acknowledgment states that such participant has received and agreed to be bound by the terms and conditions of this Notice.

Each beneficial owner of a beneficial interest in the Notes that has properly and validly delivered such beneficial interest and agent’s message for repurchase through DTC, and not validly withdrawn such delivery prior to 5:00 p.m. New York City time on November 27, 2024, will receive the Fundamental Change Repurchase Price through the facilities of DTC on the Fundamental Change Repurchase Date (November 29, 2024), provided the Holder has satisfied the conditions of the Indenture and subject to postponement to comply with changes in applicable law after the date of the Indenture.

Delivery by any owner of a beneficial interest in the Notes, together with an agent’s message through the facilities of DTC prior to 5:00 p.m. New York City time on November 27, 2024, is a condition to the receipt by such beneficial owner of the Fundamental Change Repurchase Price for such Notes on the Fundamental Change Repurchase Date.

The Paying Agent will promptly notify the Company of the receipt by it of any notice from a Holder to exercise the Fundamental Change Repurchase Right (a “Fundamental Change Repurchase Notice”).

Notice Of Withdrawal

Any Holder of Notes who has given a Fundamental Change Repurchase Notice may withdraw such Fundamental Change Repurchase Notice, in whole or in part, by complying with the transmittal procedures of DTC for submitting a notice of withdrawal which must be received by the Paying Agent prior to the Withdrawal Date (5:00 p.m., New York City time, on November 27, 2024) (a “Withdrawal Notice”).

The Paying Agent will promptly notify the Company of the receipt by it of any Withdrawal Notice.

EXCHANGE RIGHTS

Holders who do not elect to require the Company to repurchase their Notes will maintain the right to exchange their Notes on or prior to the close of business on the Business Day immediately preceding December 15, 2026, upon the terms and subject to the conditions of the Indenture.

Contemporaneous with the Fundamental Change, a Make-Whole Fundamental Change occurred effective September 19, 2024. As a result, and as the Company previously informed Holders on September 20, 2024, the Exchange Rate for the Notes has been increased temporarily in accordance with Section 14.03(a) of the Indenture. Effective as of September 19, 2024, the Exchange Rate for Notes properly surrendered for exchange in accordance with the terms of the Indenture was increased from 91.0972 shares of Class A Common Stock per $1,000 principal amount of Notes to 104.5199 shares of Class A Common Stock per $1,000 principal amount of Notes. THIS INCREASE IS TEMPORARY. In order to receive shares of Class A Common Stock at the temporarily increased Exchange Rate upon exchange of some or all of a Holder’s Notes, such Holder must exchange such Notes on an Exchange Date up to and including the close of business (5:00 p.m. New York City time) on November 27, 2024. After such time, the Exchange Rate will automatically revert to 91.0972 shares of Class A Common Stock per $1,000 of Notes.

Holders who deliver their Notes and a Fundamental Change Repurchase Notice in compliance with DTC’s procedures for surrendering interests in Global Notes (as further described under “Manner Of Repurchase” above) to the Trustee and Paying Agent and do not properly and validly withdraw such notice prior to the Withdrawal Date are making an election to require the Company to repurchase all such Notes, and will not have the opportunity to exchange such Notes, including at the temporarily increased Exchange Rate described above due to the occurrence of a Make-Whole Fundamental Change.

PAYING AGENT

The name and address of the Paying Agent are as follows:

U.S. Bank National Association

Michael Tate
CTS Specialized Finance Shared
cts.conversions@usbank.com

For further information call: (800) 934-6802

EXCHANGE AGENT

The name and address of the Exchange Agent are as follows:

U.S. Bank National Association

Michael Tate
CTS Specialized Finance Shared
cts.conversions@usbank.com

For further information call: (800) 934-6802

Delivery of any Fundamental Change Repurchase Notice, Withdrawal Notice, Notice of Exchange and all other required documents to an address other than as set forth above does not constitute valid delivery. Delivery of documents to DTC, the Trustee or the Company does not constitute delivery to the Paying Agent or the Exchange Agent. The method of delivery of all documents is at the risk of the Holder.

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice shall not under any circumstances create any implication that the information contained in this Notice is current as of any time subsequent to the date of such information. Neither the Company nor any of its respective affiliates, or any of its or their respective boards of managers or directors, employees, advisors or representatives, or U.S. Bank National Association, in its role as Trustee, Paying Agent and Exchange Agent, is making any representation or recommendation to any holder as to whether or not to surrender or exchange (if at all) such holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your exchange rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or exchange.

BACKUP WITHHOLDING

Under U.S. federal income tax law, the Paying Agent may be required to withhold a portion of your payment as backup withholding. To avoid such backup withholding, a Holder that is a “U.S. person” (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)) for U.S. federal income tax purposes is required to (a) provide the Paying Agent with a correct Taxpayer Identification Number (“TIN”) on Internal Revenue Service (“IRS”) Form W-9, a copy of which is attached as Schedule A hereto, and to certify, under penalty of perjury, that such number is correct and that such Holder is not subject to backup withholding of U.S. federal income tax or (b) otherwise establish a basis for exemption from backup withholding. Failure to provide the information on IRS Form W-9 may subject the Holder to backup withholding at the applicable rate (currently 24%), and such Holder may be subject to a penalty imposed by the IRS. See IRS Form W-9 and the instructions thereto for additional information.

Certain Holders (including, among others, corporations) may not be subject to backup withholding. Exempt Holders that are United States persons should furnish their TIN, check the appropriate box on the IRS Form W-9 and sign, date and return the IRS Form W-9 to the Paying Agent in order to avoid backup withholding. A Holder that is not a “U.S. person” (as defined in Section 7701(a)(30) of the Code) may qualify as an exempt recipient (a) by providing the Paying Agent with a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other appropriate IRS Form W-8, signed under penalties of perjury, attesting to such Holder’s foreign status or (b) by otherwise establishing an exemption. An appropriate IRS Form W-8 may be obtained from the IRS website (www.irs.gov).

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund or credit may be obtained from the IRS if eligibility is established and appropriate procedure is followed.

GENERAL

A copy of this Notice is being sent to all holders of record of the Notes as of October 9, 2024.

October 9, 2024	COMPOSECURE HOLDINGS L.L.C.

	By:	/s/ Steven J. Feder
Steven J. Feder, Secretary

SCHEDULE A – FORM W-9

Form **W-9**
(Rev. March 2024)
Department of the Treasury
Internal Revenue Service

Request for Taxpayer Identification Number and Certification

Go to *www.irs.gov/FormW9* for instructions and the latest information.

Give form to the requester. Do not send to the IRS.

Before you begin. For guidance related to the purpose of Form W-9, see *Purpose of Form*, below.

Print or type. See *Specific Instructions* on page 3.

1 Name of entity/individual. An entry is required. (For a sole proprietor or disregarded entity, enter the owner's name on line 1, and enter the business/disregarded entity's name on line 2.)

2 Business name/disregarded entity name, if different from above.

3a Check the appropriate box for federal tax classification of the entity/individual whose name is entered on line 1. Check only **one** of the following seven boxes.

☐ Individual/sole proprietor ☐ C corporation ☐ S corporation ☐ Partnership ☐ Trust/estate

☐ LLC. Enter the tax classification (C = C corporation, S = S corporation, P = Partnership) . . . . . ______

Note: Check the "LLC" box above and, in the entry space, enter the appropriate code (C, S, or P) for the tax classification of the LLC, unless it is a disregarded entity. A disregarded entity should instead check the appropriate box for the tax classification of its owner.

☐ Other (see instructions) ______

3b If on line 3a you checked "Partnership" or "Trust/estate," or checked "LLC" and entered "P" as its tax classification, and you are providing this form to a partnership, trust, or estate in which you have an ownership interest, check this box if you have any foreign partners, owners, or beneficiaries. See instructions . . . . ☐

4 Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3):

Exempt payee code (if any) ______

Exemption from Foreign Account Tax Compliance Act (FATCA) reporting code (if any) ______

(Applies to accounts maintained outside the United States.)

5 Address (number, street, and apt. or suite no.). See instructions.

Requester's name and address (optional)

6 City, state, and ZIP code

7 List account number(s) here (optional)

Part I Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the instructions for Part I, later. For other entities, it is your employer identification number (EIN). If you do not have a number, see *How to get a TIN*, later.

Note: If the account is in more than one name, see the instructions for line 1. See also *What Name and Number To Give the Requester* for guidelines on whose number to enter.

Social security number

☐☐☐ – ☐☐ – ☐☐☐☐

or

Employer identification number

☐☐ – ☐☐☐☐☐☐☐

Part II Certification

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and
2. I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
3. I am a U.S. citizen or other U.S. person (defined below); and
4. The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and, generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions for Part II, later.

Sign Here **Signature of U.S. person** **Date**

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Future developments. For the latest information about developments related to Form W-9 and its instructions, such as legislation enacted after they were published, go to *www.irs.gov/FormW9*.

What's New

Line 3a has been modified to clarify how a disregarded entity completes this line. An LLC that is a disregarded entity should check the appropriate box for the tax classification of its owner. Otherwise, it should check the "LLC" box and enter its appropriate tax classification.

New line 3b has been added to this form. A flow-through entity is required to complete this line to indicate that it has direct or indirect foreign partners, owners, or beneficiaries when it provides the Form W-9 to another flow-through entity in which it has an ownership interest. This change is intended to provide a flow-through entity with information regarding the status of its indirect foreign partners, owners, or beneficiaries, so that it can satisfy any applicable reporting requirements. For example, a partnership that has any indirect foreign partners may be required to complete Schedules K-2 and K-3. See the Partnership Instructions for Schedules K-2 and K-3 (Form 1065).

Purpose of Form

An individual or entity (Form W-9 requester) who is required to file an information return with the IRS is giving you this form because they

Cat. No. 10231X Form **W-9** (Rev. 3-2024)

Form W-9 (Rev. 3-2024) Page **2**

must obtain your correct taxpayer identification number (TIN), which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following.

- Form 1099-INT (interest earned or paid).
- Form 1099-DIV (dividends, including those from stocks or mutual funds).
- Form 1099-MISC (various types of income, prizes, awards, or gross proceeds).
- Form 1099-NEC (nonemployee compensation).
- Form 1099-B (stock or mutual fund sales and certain other transactions by brokers).
- Form 1099-S (proceeds from real estate transactions).
- Form 1099-K (merchant card and third-party network transactions).
- Form 1098 (home mortgage interest), 1098-E (student loan interest), and 1098-T (tuition).
- Form 1099-C (canceled debt).
- Form 1099-A (acquisition or abandonment of secured property).

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN.

Caution: If you don't return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See *What is backup withholding*, later.

By signing the filled-out form, you:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued);

2. Certify that you are not subject to backup withholding; or

3. Claim exemption from backup withholding if you are a U.S. exempt payee; and

4. Certify to your non-foreign status for purposes of withholding under chapter 3 or 4 of the Code (if applicable); and

5. Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting is correct. See *What Is FATCA Reporting*, later, for further information.

Note: If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester's form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

- An individual who is a U.S. citizen or U.S. resident alien;
- A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States;
- An estate (other than a foreign estate); or
- A domestic trust (as defined in Regulations section 301.7701-7).

Establishing U.S. status for purposes of chapter 3 and chapter 4 withholding. Payments made to foreign persons, including certain distributions, allocations of income, or transfers of sales proceeds, may be subject to withholding under chapter 3 or chapter 4 of the Code (sections 1441–1474). Under those rules, if a Form W-9 or other certification of non-foreign status has not been received, a withholding agent, transferee, or partnership (payor) generally applies presumption rules that may require the payor to withhold applicable tax from the recipient, owner, transferor, or partner (payee). See Pub. 515, Withholding of Tax on Nonresident Aliens and Foreign Entities.

The following persons must provide Form W-9 to the payor for purposes of establishing its non-foreign status.

- In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the disregarded entity.
- In the case of a grantor trust with a U.S. grantor or other U.S. owner, generally, the U.S. grantor or other U.S. owner of the grantor trust and not the grantor trust.
- In the case of a U.S. trust (other than a grantor trust), the U.S. trust and not the beneficiaries of the trust.

See Pub. 515 for more information on providing a Form W-9 or a certification of non-foreign status to avoid withholding.

Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person (under Regulations section 1.1441-1(b)(2)(iv) or other applicable section for chapter 3 or 4 purposes), do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Pub. 515). If you are a qualified foreign pension fund under Regulations section 1.897(l)-1(d), or a partnership that is wholly owned by qualified foreign pension funds, that is treated as a non-foreign person for purposes of section 1445 withholding, do not use Form W-9. Instead, use Form W-8EXP (or other certification of non-foreign status).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a saving clause. Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items.

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if their stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first Protocol) and is relying on this exception to claim an exemption from tax on their scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233.

Backup Withholding

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 24% of such payments. This is called "backup withholding." Payments that may be subject to backup withholding include, but are not limited to, interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third-party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester;

2. You do not certify your TIN when required (see the instructions for Part II for details);

3. The IRS tells the requester that you furnished an incorrect TIN;

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only); or

5. You do not certify to the requester that you are not subject to backup withholding, as described in item 4 under "*By signing the filled-out form*" above (for reportable interest and dividend accounts opened after 1983 only).

Form W-9 (Rev. 3-2024) Page 3

Certain payees and payments are exempt from backup withholding. See *Exempt payee code*, later, and the separate Instructions for the Requester of Form W-9 for more information.

See also *Establishing U.S. status for purposes of chapter 3 and chapter 4 withholding*, earlier.

What Is FATCA Reporting?

The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all U.S. account holders that are specified U.S. persons. Certain payees are exempt from FATCA reporting. See *Exemption from FATCA reporting code*, later, and the Instructions for the Requester of Form W-9 for more information.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you are no longer tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account, for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Line 1

You must enter one of the following on this line; **do not** leave this line blank. The name should match the name on your tax return.

If this Form W-9 is for a joint account (other than an account maintained by a foreign financial institution (FFI)), list first, and then circle, the name of the person or entity whose number you entered in Part I of Form W-9. If you are providing Form W-9 to an FFI to document a joint account, each holder of the account that is a U.S. person must provide a Form W-9.

• **Individual.** Generally, enter the name shown on your tax return. If you have changed your last name without informing the Social Security Administration (SSA) of the name change, enter your first name, the last name as shown on your social security card, and your new last name.

Note for ITIN applicant: Enter your individual name as it was entered on your Form W-7 application, line 1a. This should also be the same as the name you entered on the Form 1040 you filed with your application.

• **Sole proprietor.** Enter your individual name as shown on your Form 1040 on line 1. Enter your business, trade, or "doing business as" (DBA) name on line 2.

• **Partnership, C corporation, S corporation, or LLC, other than a disregarded entity.** Enter the entity's name as shown on the entity's tax return on line 1 and any business, trade, or DBA name on line 2.

• **Other entities.** Enter your name as shown on required U.S. federal tax documents on line 1. This name should match the name shown on the charter or other legal document creating the entity. Enter any business, trade, or DBA name on line 2.

• **Disregarded entity.** In general, a business entity that has a single owner, including an LLC, and is not a corporation, is disregarded as an entity separate from its owner (a disregarded entity). See Regulations section 301.7701-2(c)(2). A disregarded entity should check the appropriate box for the tax classification of its owner. Enter the owner's name on line 1. The name of the owner entered on line 1 should never be a disregarded entity. The name on line 1 should be the name shown on the income tax return on which the income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S. owner's name is required to be provided on line 1. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity's name on line 2. If the owner of the disregarded entity is a foreign person, the owner must complete an appropriate Form W-8 instead of a Form W-9. This is the case even if the foreign person has a U.S. TIN.

Line 2

If you have a business name, trade name, DBA name, or disregarded entity name, enter it on line 2.

Line 3a

Check the appropriate box on line 3a for the U.S. federal tax classification of the person whose name is entered on line 1. Check only one box on line 3a.

IF the entity/individual on line 1 is a(n) . . .	THEN check the box for . . .
• Corporation	Corporation.
• Individual or • Sole proprietorship	Individual/sole proprietor.
• LLC classified as a partnership for U.S. federal tax purposes or • LLC that has filed Form 8832 or 2553 electing to be taxed as a corporation	Limited liability company and enter the appropriate tax classification: P = Partnership, C = C corporation, or S = S corporation.
• Partnership	Partnership.
• Trust/estate	Trust/estate.

Line 3b

Check this box if you are a partnership (including an LLC classified as a partnership for U.S. federal tax purposes), trust, or estate that has any foreign partners, owners, or beneficiaries, and you are providing this form to a partnership, trust, or estate, in which you have an ownership interest. You must check the box on line 3b if you receive a Form W-8 (or documentary evidence) from any partner, owner, or beneficiary establishing foreign status or if you receive a Form W-9 from any partner, owner, or beneficiary that has checked the box on line 3b.

Note: A partnership that provides a Form W-9 and checks box 3b may be required to complete Schedules K-2 and K-3 (Form 1065). For more information, see the Partnership Instructions for Schedules K-2 and K-3 (Form 1065).

If you are required to complete line 3b but fail to do so, you may not receive the information necessary to file a correct information return with the IRS or furnish a correct payee statement to your partners or beneficiaries. See, for example, sections 6698, 6722, and 6724 for penalties that may apply.

Line 4 Exemptions

If you are exempt from backup withholding and/or FATCA reporting, enter in the appropriate space on line 4 any code(s) that may apply to you.

Exempt payee code.

• Generally, individuals (including sole proprietors) are not exempt from backup withholding.

• Except as provided below, corporations are exempt from backup withholding for certain payments, including interest and dividends.

• Corporations are not exempt from backup withholding for payments made in settlement of payment card or third-party network transactions.

• Corporations are not exempt from backup withholding with respect to attorneys' fees or gross proceeds paid to attorneys, and corporations that provide medical or health care services are not exempt with respect to payments reportable on Form 1099-MISC.

The following codes identify payees that are exempt from backup withholding. Enter the appropriate code in the space on line 4.

1—An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).

Form W-9 (Rev. 3-2024) Page 4

2—The United States or any of its agencies or instrumentalities.

3—A state, the District of Columbia, a U.S. commonwealth or territory, or any of their political subdivisions or instrumentalities.

4—A foreign government or any of its political subdivisions, agencies, or instrumentalities.

5—A corporation.

6—A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or territory.

7—A futures commission merchant registered with the Commodity Futures Trading Commission.

8—A real estate investment trust.

9—An entity registered at all times during the tax year under the Investment Company Act of 1940.

10—A common trust fund operated by a bank under section 584(a).

11—A financial institution as defined under section 581.

12—A middleman known in the investment community as a nominee or custodian.

13—A trust exempt from tax under section 664 or described in section 4947.

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 13.

IF the payment is for . . .	**THEN the payment is exempt for . . .**
• Interest and dividend payments	All exempt payees except for 7.
• Broker transactions	Exempt payees 1 through 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.
• Barter exchange transactions and patronage dividends	Exempt payees 1 through 4.
• Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt payees 1 through 5.[2]
• Payments made in settlement of payment card or third-party network transactions	Exempt payees 1 through 4.

[1] See Form 1099-MISC, Miscellaneous Information, and its instructions.

[2] However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys' fees, gross proceeds paid to an attorney reportable under section 6045(f), and payments for services paid by a federal executive agency.

Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements. A requester may indicate that a code is not required by providing you with a Form W-9 with "Not Applicable" (or any similar indication) entered on the line for a FATCA exemption code.

A—An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37).

B—The United States or any of its agencies or instrumentalities.

C—A state, the District of Columbia, a U.S. commonwealth or territory, or any of their political subdivisions or instrumentalities.

D—A corporation the stock of which is regularly traded on one or more established securities markets, as described in Regulations section 1.1472-1(c)(1)(i).

E—A corporation that is a member of the same expanded affiliated group as a corporation described in Regulations section 1.1472-1(c)(1)(i).

F—A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state.

G—A real estate investment trust.

H—A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940.

I—A common trust fund as defined in section 584(a).

J—A bank as defined in section 581.

K—A broker.

L—A trust exempt from tax under section 664 or described in section 4947(a)(1).

M—A tax-exempt trust under a section 403(b) plan or section 457(g) plan.

Note: You may wish to consult with the financial institution requesting this form to determine whether the FATCA code and/or exempt payee code should be completed.

Line 5

Enter your address (number, street, and apartment or suite number). This is where the requester of this Form W-9 will mail your information returns. If this address differs from the one the requester already has on file, enter "NEW" at the top. If a new address is provided, there is still a chance the old address will be used until the payor changes your address in their records.

Line 6

Enter your city, state, and ZIP code.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have, and are not eligible to get, an SSN, your TIN is your IRS ITIN. Enter it in the entry space for the Social security number. If you do not have an ITIN, see *How to get a TIN* below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN.

If you are a single-member LLC that is disregarded as an entity separate from its owner, enter the owner's SSN (or EIN, if the owner has one). If the LLC is classified as a corporation or partnership, enter the entity's EIN.

Note: See *What Name and Number To Give the Requester*, later, for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local SSA office or get this form online at *www.SSA.gov*. You may also get this form by calling 800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/EIN*. Go to *www.irs.gov/Forms* to view, download, or print Form W-7 and/or Form SS-4. Or, you can go to *www.irs.gov/OrderForms* to place an order and have Form W-7 and/or Form SS-4 mailed to you within 15 business days.

If you are asked to complete Form W-9 but do not have a TIN, apply for a TIN and enter "Applied For" in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, you will generally have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note: Entering "Applied For" means that you have already applied for a TIN or that you intend to apply for one soon. See also *Establishing U.S. status for purposes of chapter 3 and chapter 4 withholding*, earlier, for when you may instead be subject to withholding under chapter 3 or 4 of the Code.

Caution: A disregarded U.S. entity that has a foreign owner must use the appropriate Form W-8.

Form W-9 (Rev. 3-2024) Page 5

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if item 1, 4, or 5 below indicates otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on line 1 must sign. Exempt payees, see *Exempt payee code*, earlier.

Signature requirements. Complete the certification as indicated in items 1 through 5 below.

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. "Other payments" include payments made in the course of the requester's trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third-party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), ABLE accounts (under section 529A), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

For this type of account:	Give name and SSN of:
1. Individual	The individual
2. Two or more individuals (joint account) other than an account maintained by an FFI	The actual owner of the account or, if combined funds, the first individual on the account[1]
3. Two or more U.S. persons (joint account maintained by an FFI)	Each holder of the account
4. Custodial account of a minor (Uniform Gift to Minors Act)	The minor[2]
5. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee[1]
b. So-called trust account that is not a legal or valid trust under state law	The actual owner[1]
6. Sole proprietorship or disregarded entity owned by an individual	The owner[3]
7. Grantor trust filing under Optional Filing Method 1 (see Regulations section 1.671-4(b)(2)(i)(A))**	The grantor*

For this type of account:	Give name and EIN of:
8. Disregarded entity not owned by an individual	The owner
9. A valid trust, estate, or pension trust	Legal entity[4]
10. Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation
11. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
12. Partnership or multi-member LLC	The partnership
13. A broker or registered nominee	The broker or nominee
14. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
15. Grantor trust filing Form 1041 or under the Optional Filing Method 2, requiring Form 1099 (see Regulations section 1.671-4(b)(2)(i)(B))**	The trust

[1] List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person's number must be furnished.

[2] Circle the minor's name and furnish the minor's SSN.

[3] You must show your individual name on line 1, and enter your business or DBA name, if any, on line 2. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

[4] List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

* **Note:** The grantor must also provide a Form W-9 to the trustee of the trust.

** For more information on optional filing methods for grantor trusts, see the Instructions for Form 1041.

Note: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records From Identity Theft

Identity theft occurs when someone uses your personal information, such as your name, SSN, or other identifying information, without your permission to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

- Protect your SSN,
- Ensure your employer is protecting your SSN, and
- Be careful when choosing a tax return preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity, or a questionable credit report, contact the IRS Identity Theft Hotline at 800-908-4490 or submit Form 14039.

For more information, see Pub. 5027, Identity Theft Information for Taxpayers.

Form W-9 (Rev. 3-2024) Page 6

Victims of identity theft who are experiencing economic harm or a systemic problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 877-777-4778 or TTY/TDD 800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to *phishing@irs.gov*. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration (TIGTA) at 800-366-4484. You can forward suspicious emails to the Federal Trade Commission at *spam@uce.gov* or report them at *www.ftc.gov/complaint*. You can contact the FTC at *www.ftc.gov/idtheft* or 877-IDTHEFT (877-438-4338). If you have been the victim of identity theft, see *www.IdentityTheft.gov* and Pub. 5027.

Go to *www.irs.gov/IdentityTheft* to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and territories for use in administering their laws. The information may also be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payors must generally withhold a percentage of taxable interest, dividends, and certain other payments to a payee who does not give a TIN to the payor. Certain penalties may also apply for providing false or fraudulent information.

SCHEDULE B – SUMMARY TERM SHEET

The following summary term sheet takes the form of answers to some of the questions that you may have about the right (the “Fundamental Change Repurchase Right”) of each holder (“Holder”) of the 7.00% Exchangeable Senior Notes due 2026 (the “Notes”) to require the Company (as defined below) to purchase for cash all of such Holder’s Notes, or any portion of the principal thereof that is an integral amount of $1,000 principal amount, subject to the terms and conditions of the Indenture (as defined below), the Notes and the Fundamental Change Company Notice to which this Schedule B is attached (together with the schedules, the “Fundamental Change Company Notice”) and related notice materials, as amended and supplemented from time to time. To understand the Fundamental Change Repurchase Right fully and for a more complete description of the terms of the Fundamental Change Repurchase right, we urge you to read carefully the remainder of the Fundamental Change Company Notice because the information in this summary is not complete and the remainder of the Fundamental Change Company Notice contains additional important information. We have included page references to direct you to a more detailed description of the topics in this summary. Unless stated to the contrary or unless the context otherwise requires, references to “the Company,” “we,” “our,” or “us” in the Fundamental Change Company Notice include CompoSecure Holdings, L.L.C. Capitalized terms used herein without definitions shall have the meanings ascribed to them in the Indenture (as defined below).

•	Who is offering to repurchase my Notes?

CompoSecure Holdings, L.L.C., a Delaware limited liability company (the “Company”), a wholly-owned subsidiary of CompoSecure, Inc., a Delaware corporation (the “Parent”).

•	Why is the Company offering to repurchase my Notes?

Pursuant to the terms and conditions of the Indenture, upon a Fundamental Change, each Holder has the Fundamental Change Repurchase Right, at the Holder’s option, to require the Company to repurchase for cash such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on November 29, 2024 (the “Fundamental Change Repurchase Date”). The Fundamental Change Repurchase Price to be paid by the Company for Notes validly surrendered and not validly withdrawn is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”).

A Fundamental Change occurred effective September 19, 2024 as a result of the completion of the previously announced transactions pursuant to which, among other things, Resolute Compo Holdings LLC acquired from certain selling stockholders a number of shares of Parent’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), constituting a majority of the voting power of Parent’s Common Equity (the “Transaction”).

•	Which Notes is the Company obligated to repurchase?

We are obligated to repurchase all of the Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, validly surrendered pursuant to the Fundamental Change Repurchase Right, at the option of the Holder, and not validly withdrawn. As of October 8, 2024, there was $130,000,000 in aggregate principal amount of Notes outstanding. (See “Section 2 – Information Concerning the Notes” in Schedule C).

•	How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, the Company will pay, in cash, the Fundamental Change Repurchase Price, which is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date, with respect to any and all Notes properly and validly delivered in compliance with DTC’s procedures for surrendering interests in Global Notes. The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the value of the Class A Common Stock for which the Notes are exchangeable. The Fundamental Change Repurchase Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued and unpaid to, but excluding, the Fundamental Change Repurchase Date will be paid to the Holders surrendering the Notes for repurchase on the Fundamental Change Repurchase Date. We expect that there will be accrued and unpaid interest due as part of the Fundamental Change Repurchase Price equal to approximately $32.08 per $1,000 principal amount of the Notes delivered for repurchase. Accordingly, the amount payable on the Notes, including accrued and unpaid interest, will be approximately $1,032.08 per $1,000 principal amount of Notes validly delivered for repurchase and not validly withdrawn.

•	How will the Company fund the repurchase of the Notes?

The total amount of funds required to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all Notes are validly delivered for repurchase and not validly withdrawn) is approximately $134,170,833.33. The Company expects to fund the repurchase from a combination of available cash on hand and cash to be drawn under the Company’s revolving credit facility. The repurchase of the Notes is not conditioned upon obtaining any financing or the funding thereof. (See “Section 5 – Payment for Surrendered Notes; Source and Amount of Funds” in Schedule C).

•	How can I determine the market value of the Notes?

There is no established market for trading in the Notes, except for limited and sporadic quotations. To the extent that the Notes are traded, prices of the Notes may fluctuate depending on trading volume, the balance between buy and sell order, prevailing interest rates and the market for similar securities. To the extent available, you are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Fundamental Change Repurchase Right. On October 8, 2024, the last reported sale price of the Class A Common Stock on The Nasdaq Global Market was $14.14. (See “Section 2.4 – Market for the Notes and Shares of Class A Common Stock” in Schedule C).

•	Are my Notes currently exchangeable for shares of Class A Common Stock?

Yes. Holders who do not elect to require the Company to repurchase their Notes will maintain the right to exchange their Notes on or prior to the close of business on the Business Day immediately preceding December 15, 2026, subject to the terms and subject to the conditions of the Indenture.

•	How many shares of Class A Common Stock will I receive if I exchange my Notes?

Contemporaneous with the Fundamental Change, a Make-Whole Fundamental Change occurred effective September 19, 2024. As a result, the Exchange Rate for the Notes has been increased temporarily in accordance with Section 14.03(a) of the Indenture. Effective as of September 19, 2024, the Exchange Rate for Notes properly surrendered for exchange in accordance with the terms of the Indenture was increased from 91.0972 to 104.5199 shares of Class A Common Stock per $1,000 principal amount of Notes. In order to receive shares of Class A Common Stock at the temporarily increased Exchange Rate upon exchange of some or all of a Holder’s Notes, such Holder must exchange such Notes on an Exchange Date up to and including the close of business (5:00 p.m. New York City time) on November 27, 2024. After such time, the Exchange Rate will automatically, and without further notice to Holders, revert to 91.0972 shares of Class A Common Stock per $1,000 of Notes.

Each of the Company, Parent and their respective affiliates, including managers, executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right or a call or redemption of the Notes in accordance with their terms and conditions, from the date of the Fundamental Change Company Notice until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Company, Parent and their respective affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes validly delivered for repurchase pursuant to the Fundamental Change Repurchase Right, the business and financial position of Parent and general economic and market conditions.

•	What is the relationship between the offer to repurchase and the exchangeability of the Notes?

The right to exercise the Fundamental Change Repurchase Right is a separate right from the right to exchange the Notes. If you exercise your Fundamental Change Repurchase Right with respect to any Notes, you will not be able to exchange such Notes unless you validly withdraw your notice to exercise your Fundamental Change Repurchase Right (the “Fundamental Change Repurchase Notice”) prior to 5:00 p.m., New York City time, on November 27, 2024. If you do not exercise your Fundamental Change Repurchase Right, your right to exchange your Notes will not be affected. If you have exercised your right to exchange your Notes, you may not deliver such Notes under the Fundamental Change Repurchase Right.

•	What do the Company and Parent think of the Fundamental Change Repurchase Right and the exchange right?

The Company and Parent have not made any recommendation as to whether you should deliver your Notes for repurchase under the Fundamental Change Repurchase Right or whether you should exercise your right to exchange your Notes. You must make your own decision as to whether or not to deliver your Notes for repurchase pursuant to the Fundamental Change Repurchase Right or to exercise your right to exchange your Notes and, if you choose to exercise either of these rights, the amount of Notes to deliver for repurchase or exchange. The Fundamental Change Repurchase Right, our offer to repurchase the Notes pursuant thereto and your exchange rights, each as described in the Fundamental Change Company Notice, are based on the requirements of the Indenture and the Notes.

•	When does the Fundamental Change Repurchase Right expire?

The Fundamental Change Repurchase Right expires at 5:00 p.m. New York City Time on November 27, 2024 (the “Fundamental Change Expiration Date”). We reserve the right, but do not intend, to extend the period that Holders have to exercise the Fundamental Change Repurchase Right, subject to the terms of the Indenture and applicable law.

•	What are the conditions to the repurchase by the Company of the Notes?

The repurchase by us of the Notes that are validly surrendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in the Fundamental Change Company Notice.

•	How do I deliver my Notes for repurchase?

To deliver your Notes for repurchase pursuant to the Fundamental Change Repurchase Right, you must, prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date (i) complete the appropriate instruction form pursuant to The Depository Trust Company’s (“DTC”) book-entry program, (ii) deliver through DTC’s book-entry system your beneficial interest, together with an agent’s message transmitted by DTC to the Paying Agent, and (iii) follow any other required directions as instructed by DTC (including the terms and procedures of the ATOP (as defined below), the “Applicable Procedures”).

Holders whose Notes are held by a broker, dealer, commercial bank, trust company, or other nominee must contact such nominee if such Holder desires to exercise its Fundamental Change Repurchase Right and instruct such nominee to deliver the Notes on such Holder’s behalf in compliance with the Applicable Procedures on or prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

Holders who are DTC participants should deliver their Notes to the Paying Agent electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

You bear the risk of delivering your Notes for repurchase. You must allow sufficient time for completion of the Applicable Procedures on or prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date, after which time you will not be able to exercise the Fundamental Change Repurchase Right.

By delivering, or instructing your nominee to deliver, Notes for repurchase in compliance with the Applicable Procedures, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in the Fundamental Change Company Notice.

•	If I deliver my Notes for repurchase, when will I receive payment for my Notes?

We will accept for payment all validly delivered Notes that have not been validly withdrawn, prior to the Fundamental Change Expiration Date. Not later than the Fundamental Change Repurchase Date, we will deposit with the Paying Agent an amount of money sufficient to repurchase all of the Notes to be repurchased at the Fundamental Change Repurchase Price and the Paying Agent will promptly make payment of such amount by wire transfer of immediately available funds to DTC. DTC will thereafter distribute the cash to DTC participants in accordance with its procedures.

•	Can I withdraw Notes previously surrendered for repurchase?

Yes. To withdraw Notes previously delivered for repurchase, you (or your broker, dealer, commercial bank, trust company, or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

You bear the risk of untimely withdrawal of previously delivered Notes. You must allow sufficient time for completion of the DTC procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

•	If I choose to deliver any of my Notes for repurchase, do I have to deliver all of my Notes?

No. You may deliver all of your Notes, a portion of your Notes, or none of your Notes for repurchase. If you wish to deliver a portion of your Notes for repurchase, however, you must deliver Notes in a principal amount of $1,000.00 or an integral multiple of $1,000.00.

•	If I want to exchange my Notes, what should I do?

If you want to exchange your Notes, you must comply with the applicable procedures for exchanging a beneficial interest in a Global Note.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its exchange right and instruct such nominee to deliver its Notes in compliance with the applicable procedures of DTC and the Exchange Agent with respect to exchanges of Notes.

•	If I have already elected to exercise my Fundamental Change Repurchase Right can I still exchange my Notes?

If you have already exercised your Fundamental Change Repurchase Right by delivering your Notes for repurchase you will not be able to convert such Notes unless you validly withdraw such Notes delivered for repurchase prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. You bear the risk for untimely withdrawal of Notes delivered for repurchase.

•	Do I need to do anything if I do not wish to exercise the Fundamental Change Repurchase Right?

No. If you do not deliver your Notes before the expiration of the Fundamental Change Repurchase Right, we will not repurchase your Notes and such Notes will remain outstanding and will continue to be subject to the terms of the Indenture and the Notes.

•	If I do not surrender my Notes for repurchase will I continue to be able to exercise my exchange rights?

Yes, subject to the provisions of the Indenture. You may exercise your conversion rights until the Notes mature on December 15, 2026.

•	What are the material U.S. federal income tax consequences if I deliver my notes for repurchase?

A Holder’s receipt of cash in exchange for Notes pursuant to the exercise of the Fundamental Change Repurchase Right generally will be a taxable transaction for U.S. federal income tax purposes. (See “Section 11 – Material U.S. Federal Income Tax Considerations” in Schedule C).

•	Who is the Paying Agent?

U.S. Bank National Association, the Trustee under the Indenture, is serving as the Paying Agent and Exchange Agent in connection with the Holders’ Fundamental Change Repurchase Right and exchange rights. Addresses are set forth in the Fundamental Change Company Notice.

•	Whom can I contact if I have questions about the Fundamental Change Repurchase Right or the exchange right mechanics?

Questions and requests for assistance in connection with the mechanics of delivery of Notes for repurchase under the Fundamental Change Repurchase Right or the exchange of the Notes should be directed to the Paying Agent and Exchange Agent at the address set forth in the Fundamental Change Company Notice. You should direct any other questions you may have to your own financial and tax advisors. General questions should be directed to the Company and Parent.

Paying Agent
Contact Information:	U.S. Bank National Association
Michael Tate
CTS Specialized Finance Shared
(800) 934-6802
cts.conversions@usbank.com

Exchange Agent
Contact Information:	U.S. Bank National Association
Michael Tate
CTS Specialized Finance Shared
(800) 934-6802
cts.conversions@usbank.com

Company and Parent
Contact Information:	c/o CompoSecure Holdings, L.L.C.
309 Pierce St. Somerset, NJ 08873
(908) 518-0500
sfeder@composecure.com

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SCHEDULE C – IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND EXCHANGE RIGHTS

Cautionary Note Regarding Forward-Looking Statements

The Fundamental Change Company Notice or the documents incorporated by reference herein may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although Parent and the Company believe that its plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, Parent and the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning Parent’s and the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. In some instances, these statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or the negatives of these terms or variations of them or similar terminology. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as to the date on which such statement was made. You should understand that the following important factors, among others, could affect the forward-looking statements included or incorporated by reference herein, including those relating to Parent’s and the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in Parent’s and the Company’s forward-looking statements: risks associated with the completion of the repurchase described herein, the ability of CompoSecure to diversify its business and customer base and to achieve enhancements in organic growth and operational efficiency, including for any future acquired companies; the ability of CompoSecure to create value for its shareholders and generate robust free cash flow; the ability of the Company and Parent to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees; the possibility that Parent and the Company may be adversely impacted by other global economic, business, competitive and/or other factors; the outcome of any legal proceedings that may be instituted against Parent or the Company; future exchange and interest rates; and other risks and uncertainties, including those described in Parent’s most recent Annual Report on Form 10-K, Parent’s most recent Quarterly Report on Form 10-Q and Parent’s other periodic filings with the SEC. Parent and the Company undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

1. Information Concerning the Company

1.1 The Company and Parent. The Company is a Delaware limited liability company and a wholly-owned subsidiary of Parent. Parent is a Delaware corporation and a technology partner to market leaders, fintechs and consumers enabling trust for millions of people around the globe. Parent’s innovative metal payment card technology and Arculus security and authentication capabilities deliver unique, premium branded experiences, enable people to access and use their assets, protect their digital identities and ensure trust at the point of a transaction. The Company’s and Parent’s principal executive offices are located at 309 Pierce Street, Somerset, New Jersey 08873. The Company’s telephone number at that location is (908) 518-0500 and Parent’s telephone number at that location is (908) 518-0500.

Additional Information regarding Parent is contained in Parent’s filings with the Securities and Exchange Commission (the “SEC”). See “Section 12 – Additional Information.”

1.2 The Transaction. Pursuant to the terms of those certain stock purchase agreements between each of the Class B Stockholders of Parent and Resolute, Resolute acquired from certain selling stockholders a number of shares of Parent’s Class A Common Stock constituting a majority of the voting power of Parent’s Common Equity. As a result of the Transaction, pursuant to the terms of the Indenture, a Fundamental Change with respect to the Company occurred on September 19, 2024 and, accordingly, each Holder has the Fundamental Change Repurchase Right described herein.

2. Information Concerning the Notes. On December 27, 2021, the Notes were issued under the Indenture. Cash interest accrues on the Notes at the rate of 7.00% per annum on the principal amount and is payable semi-annually on June 15 and December 15 of each year. The Notes mature on December 15, 2026. As of October 8, 2024, there was $130,000,000 aggregate principal amount of the Notes outstanding.

2.1. The Company’s Obligation to Repurchase the Notes. The Transaction constituted a Fundamental Change pursuant to the terms of the Notes and the Indenture. In the event of a Fundamental Change at any time prior to the maturity of the Notes, the Indenture obligates the Company to repurchase all Notes validly delivered for repurchase and not validly withdrawn, at the Holder’s option, on the terms set forth in the Indenture. The Fundamental Change Repurchase Right will expire at 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. The Company reserves the right, but does not intend, to extend the period that Holders have to exercise the Fundamental Change Repurchase Right, subject to the terms of the Indenture and applicable law. The Company’s purchase of outstanding Notes validly delivered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in the Fundamental Change Company Notice be satisfied. There are no financing conditions in connection with the Company’s obligation to consummate the Fundamental Change Repurchase Right. As of the date hereof, all Notes are Global Notes held through DTC and there are no certificated Notes in non-global form. Holders may exercise their Fundamental Change Repurchase Right by delivering an interest in the Notes in compliance with the Applicable Procedures. Accordingly, all Notes delivered for repurchase hereunder must be delivered in compliance with the Applicable Procedures. See “Section 3 – Procedures to be Followed by Holders Electing to Deliver Notes for Repurchase” for further information on how to deliver your Notes for repurchase.

2.2. Fundamental Change Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the Company will pay, in cash, the Fundamental Change Repurchase Price, which is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date, with respect to any and all Notes properly and validly delivered in compliance with DTC’s procedures for surrendering interests in Global Notes. The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the value of the Class A Common Stock for which the Notes are exchangeable. The Fundamental Change Repurchase Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued and unpaid to, but excluding, the Fundamental Change Repurchase Date will be paid to the Holders surrendering the Notes for repurchase on the Fundamental Change Repurchase Date. We expect that there will be accrued and unpaid interest due as part of the Fundamental Change Repurchase Price equal to approximately $32.08 per $1,000 principal amount of the Notes delivered for repurchase. Accordingly, the amount payable on the Notes, including accrued and unpaid interest, will be approximately $1,032.08 per $1,000 principal amount of Notes validly delivered for repurchase and not validly withdrawn. We will pay the Fundamental Change Repurchase Price in cash with respect to any and all Notes validly delivered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date. Notes will be accepted for repurchase only in principal amounts equal to $1,000 or an integral multiple of $1,000. Delivery of the Notes in accordance with the Applicable Procedures is a condition to the payment of the Fundamental Change Repurchase Price to the Holder of such Notes.

None of the Company or Parent or any of their respective affiliates, the Trustee, the Paying Agent or the Exchange Agent is making any representation or recommendation to any Holder as to whether to deliver or refrain from delivering Notes for repurchase, or to exercise the exchange rights, pursuant to the Fundamental Change Company Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the exchange rights and, if you choose to exercise either of these rights, the amount of Notes to deliver for repurchase or exchange, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

2.3. Exchange Rights of the Holders. Pursuant to the terms of the Indenture, each Holder has the right to exchange the Notes for shares of Parent’s Class A Common Stock, which trade on The Nasdaq Global Market under the symbol “CMPO” with a closing price of $14.14 as of October 8, 2024, at a temporarily increased Exchange Rate of 104.5199 shares per $1,000 principal amount of Notes until 5:00 p.m. New York City time on November 27, 2024 (the “Additional Shares Period”) and, thereafter at any time prior to the close of business on the Business Day immediately preceding the Maturity Date, at the existing exchange rate of 91.0972. In the event a Holder would be entitled to receive fractional shares of Class A Common Stock, the Company will pay such Holder cash in lieu of such fractional shares. Upon exchange of any Notes, a Holder will not receive any separate cash payment for accrued and unpaid interest.

If you want to exchange your Notes during the Additional Shares Period or thereafter, you must comply with the Applicable Procedures for exchanging a beneficial interest in a Global Note.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its exchange right during the Additional Shares Period and instruct such nominee to deliver the Notes in compliance with the Applicable Procedures prior to 5:00 p.m., New York City time, on November 27, 2024.

Timely delivery of the Notes in compliance with the Applicable Procedures is the responsibility of the Holder.

The Exchange Date will be the date on which you have satisfied all of the foregoing requirements (the “Exchange Date”).

If you exercise your Fundamental Change Repurchase Right, you will not be able to convert such Notes unless you validly withdraw such Notes delivered for repurchase prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Holders bear the risk for untimely withdrawal of Notes surrendered for repurchase.

U.S. Bank National Association is acting as Exchange Agent in connection with the exchange rights described herein. Please direct any questions or requests for assistance in connection with the delivery of Notes for exchange to the Exchange Agent at the address set forth in the Fundamental Change Company Notice.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR THE EXCHANGE RIGHT DESCRIBED HEREIN, AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold Notes in an aggregate principal amount of $1,000.00:

•	Fundamental Change Repurchase Right: If you exercise the Fundamental Change Repurchase Right and the Notes are repurchased for the Fundamental Change Repurchase Price, you will receive $1,000.00 plus a sum equal to accrued but unpaid interest on your Notes to, but excluding, the Fundamental Change Repurchase Date, for a total consideration of approximately $1,032.08, per $1,000 principal amount of Notes assuming a Fundamental Change Repurchase Date of November 29, 2024.

•	Exchange During the Additional Shares Period: If you exercise the exchange right and the Notes are exchanged during the Additional Shares Period, you would be entitled to receive 104 whole shares of Class A Common Stock and cash in lieu of 0.5199 fractional shares per $1,000 principal amount of Notes. Assuming, for illustrative purposes only, a price of $14.14 per share, which was the last reported sale price of the shares of Class A Common Stock on The Nasdaq Global Market on October 8, 2024, the estimated value that you would receive in exchange for $1,000 for each $1,000 principal amount of Notes would be approximately $1,477.91.

•	Exchange After the Additional Shares Period: If you exercise the exchange right and the Notes are exchanged after the Additional Shares Period, you would be entitled to receive 91 whole shares of Class A Common Stock and cash in lieu of 0.0972 fractional shares per $1,000 principal amount of Notes. Assuming, for illustrative purposes only, a price of $14.14 per share, which was the last reported sale price of the shares of Class A Common Stock on The Nasdaq Global Market on October 8, 2024, the estimated value that you would receive in exchange for $1,000 for each $1,000 principal amount of Notes would be approximately $1,288.11.

The rights of Holders to exchange their Notes is separate from the Fundamental Change Repurchase Right. The value that you would receive if you exchanged your Notes during the Additional Shares Period may be greater than the value you would receive if you validly exercised the Fundamental Change Repurchase Right and may vary depending on the market value of the shares of Class A Common Stock. You should review the Fundamental Change Company Notice carefully and consult with your own financial and tax advisors. You must make your own decisions as to whether or not to deliver your Notes for repurchase or to exercise your exchange right and, if you choose to exercise either of these rights, the amount of Notes to deliver for repurchase or exchange. None of the Company or Parent or any of their respective affiliates, the Trustee, the Paying Agent or the Exchange Agent is making any representation or recommendation to any Holder as to whether or not to deliver for repurchase or exchange (if at all) such Holder’s Notes.

Each of the Company, Parent and their respective affiliates, including managers, executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right or a call or redemption of the Notes in accordance with their terms and conditions, from the date of the Fundamental Change Company Notice until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Company, Parent and their respective affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes validly delivered for repurchase pursuant to the Fundamental Change Repurchase Right, the business and financial position of Parent and general economic and market conditions.

2.4. Market for the Notes and Shares of Class A Common Stock. There currently is no established trading market for the Notes, and they are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on a number of factors, including trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price and implied volatility of the shares of Class A Common Stock and the market for similar securities. Following the expiration of the Fundamental Change Repurchase Right and the Additional Shares Period, the Notes that have not been repurchased or exchanged may or may not continue to be traded over-the-counter, and if they do continue to trade, the trading market for the Notes may be much more limited. We cannot assure you that any market will exist for the Notes following the expiration of the Fundamental Change Repurchase Right and the Additional Shares Period. Even if such a market does exist, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, the repurchase or exchange of a significant amount of the Notes pursuant to the terms of the Fundamental Change Company Notice would reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following the expiration of the Fundamental Change Repurchase Right and the Additional Shares Period. The extent of the public market for the Notes following expiration of the Fundamental Change Repurchase Right and the Additional Shares period will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. As of October 8, all of the Notes are held in global form through DTC. As of October 8, 2024, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $143.44 per $1,000 principal amount.

The shares of Class A Common Stock are listed on The Nasdaq Global Market under the symbol “CMPO.” As of September 18, 2024, there were approximately 82,542,223 shares of Class A Common Stock outstanding. The following table presents, for the periods indicated, the range of high and low sales prices of the shares of Class A Common Stock on The Nasdaq Global Market.

	Price Per Share of Parent Shares
	High ($)	Low ($)
Fiscal year ended December 31, 2022
First Quarter	$9.09	$5.77
Second Quarter	7.94	4.72
Third Quarter	7.41	4.73
Fourth Quarter	5.75	4.26
Fiscal year ended December 31, 2023
First Quarter	$7.54	$4.51
Second Quarter	7.90	6.52
Third Quarter	7.45	6.06
Fourth Quarter	6.64	4.64
Fiscal year ended December 31, 2024
First Quarter	$7.45	$4.61
Second Quarter	8.16	5.98
Third Quarter	14.20	6.81
Fourth Quarter (through October 8, 2024)	14.20	13.84

We urge you to obtain current market information for the Notes, to the extent available, and shares of Class A Common Stock before making any decision whether to exercise or refrain from exercising the Fundamental Change Repurchase Right or to deliver your notes for exchange.

2.5. Interest. The Notes that remain outstanding after the consummation of the Fundamental Change Repurchase Right will continue to accrue interest until December 15, 2026 (the “Maturity Date”), or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or exchanged. Interest on outstanding Notes is paid semi-annually in arrears on June 15 and December 15 of each year until the Maturity Date, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or exchanged. The Notes bear interest on the principal amount at an annual interest rate equal to 7.00%.

Holders who validly deliver and do not validly withdraw their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date, in an amount equal to the following computation multiplied by each $1,000 of principal amount validly delivered for repurchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date on which interest has been paid to, but excluding, the Fundamental Change Repurchase Date, divided by 360. The Company estimates that the accrued interest payable on any Notes that are validly delivered for repurchase and not validly withdrawn will be approximately $32.08 per $1,000 principal amount of Notes surrendered, assuming a Fundamental Change Repurchase Date of November 29, 2024. Holders exchanging the Notes will not receive a cash payment for accrued and unpaid interest.

2.6. Fundamental Change Repurchase Rights. If any Notes remain outstanding, a holder may require the Company to repurchase for cash such Holder’s Notes if there is a Fundamental Change not described in the Fundamental Change Company Notice, on or prior to the Maturity Date at a repurchase price in cash equal to 100% of the aggregate principal amount of such Notes as of the applicable repurchase date, plus accrued and unpaid interest to, but excluding, such repurchase date.

2.7. Ranking. The Notes are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s existing and future senior indebtedness.

3. Procedures to be Followed by Holders Electing to Deliver Notes for Repurchase. In order to receive the Fundamental Change Repurchase Price for the Notes, Holders must deliver all or a portion of their Notes prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date, in compliance with the Applicable Procedures.

Holders may deliver some or all of their Notes; however, any Notes delivered must be in $1,000 principal amount or an integral multiple of $1,000. If Holders do not validly deliver their Notes prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date, those Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

3.1 Method of Delivery. As of the date of the Fundamental Change Company Notice, all Notes are Global Notes held through DTC and there are no certificated Notes in non-global form. Accordingly, all interests in the Notes shall be delivered via agent’s message that is transmitted through DTC’s ATOP, and delivery via ATOP will satisfy the Holder’s Fundamental Change Repurchase Right delivery requirements pursuant to the terms of the Indenture. Delivery of interests in the Notes through ATOP is the responsibility of the surrendering Holder.

If your notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to deliver your Notes for repurchase on your behalf in compliance with the Applicable Procedures, as set forth below, prior to 5:00 p.m., New York City time on the Fundamental Change Expiration Date.

You may elect to submit your beneficial interest in the Notes to us by:

(i)             completing the appropriate instruction form pursuant to DTC’s book-entry program,

(ii)            delivering through DTC’s book-entry system your beneficial interest, together with an agent’s message transmitted by DTC to the Paying Agent, and

(iii)            following any other required directions as instructed by DTC.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the Paying Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant submitting the Notes for repurchase, which acknowledgment states that such participant has received and agreed to be bound by the terms and conditions of the Fundamental Change Company Notice.

You bear the risk of untimely delivery of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

4. Right of Withdrawal. Notes delivered for purchase pursuant to the Fundamental Change Repurchase Right may be withdrawn at or any time prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

In order to withdraw Notes delivered for repurchase pursuant to the Fundamental Change Repurchase Right, a Holder (or the Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the transmittal procedures of DTC for submitting a notice of withdrawal which must be received by the Paying Agent prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw Notes delivered for repurchase pursuant to the Fundamental Change Repurchase Right and instruct such nominee to withdraw the Fundamental Change Repurchase Notice through the transmittal procedures of DTC for submitting a notice of withdrawal.

Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may not be exchanged unless such Notes are first validly withdrawn prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Holders bear the risk of untimely withdrawal of Notes delivered for repurchase.

The Company will determine all questions as to validity, form and eligibility, including time of receipt, of notices of withdrawal, whose determination shall be final and binding absent manifest error and subject to applicable law.

5. Payment for Notes delivered for Repurchase; Source and Amount of Funds. The Company will promptly deposit with the Paying Agent on the Fundamental Change Repurchase Date an amount of money sufficient to repurchase all of the Notes to be repurchased at the Fundamental Change Repurchase Price and the Paying Agent will promptly make payment of such amount by wire transfer of immediately available funds to DTC. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all Notes are validly delivered for repurchase and not validly withdrawn) is approximately $134,170,833.33, calculated as the sum of (i) $130,000,000, representing 100% of the principal amount of the Notes outstanding as of October 8, 2024, plus (ii) $4,170,833.33, representing accrued and unpaid interest on such Notes up to, but excluding, the Fundamental Change Repurchase Date. The Company expects to fund the repurchase of any Notes validly delivered for repurchase and not validly withdrawn, if any, from available cash on hand and cash to be drawn under the Company’s revolving credit facility.

The repurchase of the Notes is not conditioned upon obtaining any financing or the funding thereof.

6. Notes Acquired. Any Notes repurchased by us pursuant to the Fundamental Change Repurchase Right will be canceled pursuant to the terms of the Indenture.

7. Interests of Managers, Directors, Executive Officers, and Affiliates of the Company and Parent in the Notes. Based on a reasonable inquiry by the Company and Parent:

•	None of the Company or Parent or any manager, executive officer, director or affiliate of the Company or Parent or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the foregoing persons has any beneficial interest in the Notes;
•	The Company will not repurchase any Notes from any of its managers or Parent’s officers or directors, or any of their respective affiliates, other than any Notes that may be delivered by such persons pursuant to the Fundamental Change Repurchase Right or exchanged in accordance with the terms of the Indenture; and
•	During the 60 days preceding the date of the Fundamental Change Company Notice, none of such persons engaged in any transactions in the Notes, other than the transactions required by the Indenture described herein.

A list of the managers, directors and executive officers of the Company and Parent is attached to the Fundamental Change Company Notice as Annex A.

8. Agreements Involving the Company’s Notes. Except as described in these materials or in Parent’s filings with the SEC, including agreements relating to Parent’s Class A Common Stock, or as otherwise previously publicly announced, and based on a reasonable inquiry by the Company and Parent, none of the Company or Parent, or any of their respective managers, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Repurchase Right, the Notes or any other securities of the Company or Parent, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of any securities of the Company or Parent, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

9. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Fundamental Change Repurchase Right, or of any approval or other action by any government or regulatory authority or agency that may be required for the acquisition of the Notes as described in the Fundamental Change Company Notice.

10. Purchase of Notes by the Company. Each of the Company, Parent and their respective affiliates, including managers, executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right or a call or redemption of the Notes in accordance with their terms and conditions, from the date of the Fundamental Change Company Notice until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Company, Parent and their respective affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes validly delivered for repurchase pursuant to the Fundamental Change Repurchase Right, the business and financial position of Parent and general economic and market conditions.

11. Material U.S. Federal Income Tax Considerations. The following is a summary of material U.S. federal income tax considerations generally applicable to the disposition of Notes pursuant to the exercise of the Fundamental Change Repurchase Right. This discussion applies only to beneficial owners of Notes who hold Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is based on the provisions of the Code, treasury regulations promulgated thereunder (“Treasury Regulations”), judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to beneficial owners of Notes in light of its particular circumstances, or that may apply to beneficial owners of Notes that are subject to special treatment under the U.S. federal income tax laws (including, for example, banks or other financial institutions, mutual funds, certain expatriates or former long-term residents of the United States, dealers or brokers in securities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, governmental agencies or instrumentalities, entities or arrangements treated as partnerships for U.S. federal income tax purposes or investors in such partnerships, grantor trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, beneficial owners subject to the alternative minimum tax, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, corporations that accumulate earnings to avoid U.S. federal income tax, beneficial owners subject to special tax accounting rules under Section 451(b) of the Code, and beneficial owners who hold Notes as part of a hedge, straddle, constructive sale, wash sale, conversion transaction or other integrated transaction). This discussion does not address any tax consequences arising under the “Medicare” tax on net investment income, nor does it address any tax consequences arising under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained.

As used in the Fundamental Change Company Notice, a “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. As used in the Fundamental Change Company Notice, a “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder or a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. A partner in a partnership holding Notes should consult an independent tax advisor regarding the tax consequences of the receipt of cash in exchange for Notes pursuant to the exercise of the Fundamental Change Repurchase Right.

This discussion assumes that the Notes are treated as debt for U.S. federal income tax purposes. This determination is not binding on the IRS. If the Notes were recharacterized as equity for U.S. federal income tax purposes, the tax consequences to a beneficial owner of the Notes of exercising the Fundamental Change Repurchase Right could be materially different than as described below. In addition, this discussion assumes that the Notes are not subject to the rules applicable to contingent payment debt instruments. This determination is not binding on the IRS. If the IRS were to successfully assert that the Notes are subject to the rules applicable to contingent payment debt instruments, the tax consequences to a beneficial owner of Notes could be materially different than as described below. For example, any gain recognized upon exercise of the Fundamental Change Repurchase Right would be characterized as ordinary interest income rather than capital gain.

THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A BENEFICIAL OWNER OF NOTES. BENEFICAL OWNERS OF NOTES CONSIDERING EXERCISING THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING THEIR RIGHT TO EXCHANGE THE NOTES INTO CLASS A COMMON STOCK IN LIEU OF EXERCISING THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION. THE STATEMENTS OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW ARE BASED ON THE LAWS AND REGULATIONS IN FORCE AND INTERPRETATIONS THEREOF AS OF THE DATE OF THE FUNDAMENTAL CHANGE COMPANY NOTICE, AND ARE SUBJECT TO CHANGES OCCURRING AFTER THAT DATE.

Tax Considerations for U.S. Holders

Disposition of a Note. Subject to the following paragraph, a disposition of a Note by a U.S. Holder pursuant to the exercise of the Fundamental Change Repurchase Right generally will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. Subject to the discussion under “—Market Discount” below, a U.S. Holder generally will recognize capital gain or loss upon the disposition of the Note in an amount equal to the difference between the amount of cash received upon such disposition (other than amounts attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income), and the U.S. Holder’s adjusted tax basis in the Note. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of the sale. Non-corporate U.S. Holders generally are subject to reduced rates of U.S. federal income taxation on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Market Discount. Gain recognized by a U.S. Holder upon the disposition of a Note pursuant to the exercise of the Fundamental Change Repurchase Right will be treated as ordinary income to the extent of any market discount on the Note that has accrued during the period that the exercising U.S. Holder held such Note, unless the U.S. Holder has made an election to include market discount in income as it accrues. A Note generally will be treated as having market discount if the stated redemption price at maturity of the Note exceeded the U.S. Holder’s tax basis in the Note immediately after acquisition by more than a statutorily defined de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue market discount using a constant-yield method for U.S. federal income tax purposes.

Backup Withholding and Information Reporting. Information returns generally will be filed with the IRS in connection with payments attributable to accrued but unpaid interest on, and payment of the proceeds from the disposition of, the Notes. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the Paying Agent and comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Considerations for Non-U.S. Holders

Disposition of a Note. Subject to the discussions under “—Accrued Interest” and “—Backup Withholding and Information Reporting” below, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the disposition of a Note pursuant to the exercise of the Fundamental Change Repurchase Right unless (i) such gain is “effectively connected” with a trade or business of the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. Holder’s permanent establishment in the United States) or (ii) the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Gain described in clause (i) above generally will be subject to U.S. federal income tax on a net basis at generally applicable U.S. federal income tax rates. Any gain described in clause (i) above of a non-U.S. Holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). A non-U.S. Holder described in clause (ii) above will be subject to tax at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain recognized, which may be offset by U.S.-source capital losses recognized in the same taxable year provided that such non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Accrued Interest. Subject to the discussion under “—Backup Withholding and Information Reporting” and “—FATCA” below, amounts paid to a non-U.S. Holder upon the disposition of a Note pursuant to the exercise of the Fundamental Change Repurchase Right that are allocable to accrued and unpaid interest on the Notes will not be subject to U.S. federal income or withholding tax, provided that such interest is not effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business and:

(i)	the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;
(ii)	the non-U.S. Holder is not a controlled foreign corporation related to us, actually or constructively, through stock ownership;
(iii)	the non-U.S. Holder is not a bank receiving interest on a loan made in the ordinary course of its trade or business; and
(iv)	the non-U.S. Holder has provided a validly completed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing that it is a non-U.S. holder (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder).

Alternatively, such accrued and unpaid interest will be exempt from, or subject to a reduced rate of, U.S. federal withholding tax if such non-U.S. Holder provides a properly completed IRS Form W-8BEN or Form W-8BEN-E, as applicable, claiming an exemption from or reduction in withholding under an applicable tax treaty or (b) such interest is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business and such non-U.S. Holder provides a properly completed IRS Form W-8ECI. Any amounts attributable to accrued and unpaid interest effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at generally applicable U.S. federal income tax rates. In addition, a non-U.S. Holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Backup Withholding and Information Reporting. Information returns generally will be filed with the IRS in connection with payments attributable to accrued but unpaid interest on the Notes. Unless the non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with payment of the proceeds from the disposition of the Notes, and the non-U.S. Holder may be subject to U.S. backup withholding on payments on or with respect to such Notes. Backup withholding is not an additional tax. Any amounts withheld under backup withholding from a payment to a non- U.S. Holder will be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Treatment of Exchanging Beneficial Owners. Holders of Notes that elect to exercise their right to exchange their Notes for Class A Common Stock should consult their own tax advisors concerning the U.S. federal income tax consequences of such exchange.

FATCA. Pursuant to Sections 1471 to 1474 of the Code and the Treasury Regulations thereunder (provisions commonly known as “FATCA”), “foreign financial institutions” and certain other non-U.S. entities must comply with information reporting rules with respect to their U.S. account holders and investors or they will be subject to U.S. federal withholding tax on certain U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). Specifically, a 30% withholding tax may be imposed on any amounts attributable to accrued but unpaid interest on the Notes paid to “foreign financial institutions” and certain other non-U.S. entities that fail to comply with specified information reporting requirements. Prior to the issuance of proposed Treasury Regulations, withholding under FATCA also would have applied to the receipt of cash in exchange for the Notes not attributable to accrued but unpaid interest. However, the proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Beneficial owners of the Notes should consult their own tax advisors on how FATCA may apply to the Notes.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF NOTES IN LIGHT OF THEIR CIRCUMSTANCES. BENEFICIAL OWNERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER TAX LAWS.

12. Additional Information. Parent is subject to the reporting and other informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Parent files at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s website at http://www.sec.gov.

Parent has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto (including the Fundamental Change Company Notice), may be examined and copies may be obtained at the same places and in the same manner as set forth above.

Parent is incorporating by reference in the Fundamental Change Company Notice some of the information that it files with the SEC, which means that certain information may be disclosed to you by referring you to those documents. The information incorporated by reference is considered to be part of the Fundamental Change Company Notice. The documents listed below are incorporated by reference:

•	Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (filed with the SEC on March 12, 2024);
•	Parent’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 (filed with the SEC on May 6, 2024) and June 30, 2024 (filed with the SEC on August 9, 2024);
•	Parent’s Current Reports on Form 8-K filed with the SEC on March 6, 2024 (only with respect to Item 1.01), May 9, 2024 (only with respect to Item 1.01), May 31, 2024, August 9, 2024, September 17, 2024, as amended on September 20, 2024, and October 3, 2024;
•	All documents filed with (but not furnished to) the SEC by Parent pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of the Fundamental Change Company Notice through, and including, the Fundamental Change Expiration Date; and
•	The Indenture, dated December 27, 2021, by and among the Company, Parent and the Trustee, filed with the SEC as Exhibit 10.7 to Parent’s Current Report on Form 8-K, filed on December 27, 2021.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this document or any other of the documents referred to above is accurate as of any date other than the date of the applicable documents.

If a material change occurs in the information set forth in the Fundamental Change Company Notice, we will amend the Schedule TO accordingly.

13. No Solicitations. The Company has not, directly or indirectly, employed, retained or compensated any persons to make solicitations or recommendations in connection with the Fundamental Change Repurchase Right. THE FUNDAMENTAL CHANGE COMPANY NOTICE DOES NOT CONSTITUTE AN OFFER OF, OR SOLICITATION OR SUBSCRIPTION FOR, ANY SECURITIES.

14. Conflicts. In the event of any conflict between the Fundamental Change Company Notice, on the one hand, and the terms of the Indenture or the Notes or any applicable laws, on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company or Parent or any of their respective affiliates, the Trustee, the Paying Agent or the Exchange Agent is making any representation or recommendation to any Holder as to whether to deliver or refrain from delivering Notes for repurchase, or to exercise the exchange rights, pursuant to the Fundamental Change Company Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the exchange rights and, if you choose to exercise either of these rights, the amount of Notes to deliver for repurchase or exchange, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

SCHEDULE D – INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS

OF COMPOSECURE, INC.

AND

THE MANAGERS OF COMPOSECURE HOLDINGS, L.L.C.

The tables below sets forth information about the directors and executive officers of Parent and the managers of the Company as of October 8, 2024. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has any beneficial ownership in the Notes.

COMPOSECURE, INC.

Name	Positions
David M. Cote	Executive Chairman of the Board of Directors
Jonathan C. Wilk	President, Chief Executive Officer and Director
Amanda Gourbault	Chief Revenue Officer
Adam Lowe	Chief Product & Innovation Officer
Gregoire (Greg) Maes	Chief Operating Officer
Timothy Fitzsimmons	Chief Financial Officer
Paul Galant	Director
Joseph DeAngelo	Director
Jane J. Thompson	Director
Brian F. Hughes	Director
Roger B. Fradin	Director
Mark James	Director
Thomas R. Knott	Director
John Cote	Director

The business address of each executive officer and director is 309 Pierce Street, Somerset, NJ 08873, and their respective business telephone number at such address is (908) 518-0500.

COMPOSECURE HOLDINGS, L.L.C.

Name	Positions
Jonathan C. Wilk	Manager
Timothy Fitzsimmons	Manager

The business address of each manager is 309 Pierce Street, Somerset, NJ 08873, and their respective business telephone number at such address is (908) 518-0500.

D-13